UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

December 10, 2015

Date of Report (Date of earliest event reported)

Summer Infant, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33346	20-1994619
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of incorporation)		Identification No.)

1275 Park East Drive

Woonsocket, Rhode Island 02895

(Address of principal executive offices)  (Zip Code)

(401) 671-6550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

Amendment to Loan Agreement

On December 10, 2015, Summer Infant, Inc. (the “Company”) and its subsidiaries, Summer Infant (USA), Inc., Summer Infant Canada, Limited and Summer Infant Europe Limited (collectively, the “Summer Entities”) entered into an amendment (the “Loan Amendment”) to that certain Amended and Restated Loan and Security Agreement, dated as of April 21, 2015, among the Summer Entities, Bank of America, N.A., as agent (the “Agent”), certain financial institutions party to the agreement from time to time as lenders, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole lead arranger and sole book runner (the “Loan Agreement”).  The senior secured credit facilities under the Loan Agreement consist of a $60 million asset-based revolving credit facility, with a $10 million letter of credit sub-line facility (the “Revolving Facility”), a $5 million “first in last out” revolving credit facility (the “FILO Facility”) and a $10 million term loan facility (the “Term Loan Facility”).

The Loan Amendment amends the interest rate under each of Revolving Facility, the FILO Facility and the Term Loan Facility as follows: (i) loans under the Revolving Facility will bear interest, at the Company’s option, at a base rate or at LIBOR, plus applicable margins based on average quarterly availability under the Loan Agreement and ranging between 2.00% and 2.50% on LIBOR borrowings and 0.50% and 1.00% on base rate borrowings; and (ii) loans under each of the FILO Facility and the Term Loan Facility will bear interest, at the Company’s option, at a base rate or at LIBOR, plus a margin of 4.25% on LIBOR borrowings and 2.75% on base rate borrowings.

The Loan Amendment also amends the maximum leverage ratio financial covenant in the Loan Agreement and revises certain expenses and fees included within the definition of EBITDA under the Loan Agreement. Pursuant to the Loan Amendment, the occurrence of an event having a material adverse effect on the Company would no longer qualify as an event of default under the Loan Agreement.

The foregoing description of the Loan Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Amendment, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Form of Change in Control Agreements

On December 10, 2015, the Company entered into change in control agreements with each of Robert Stebenne, its Chief Executive Officer and William E. Mote, Jr., its Chief Financial Officer, and anticipates entering into such agreements with certain other key employees as determined by the Company’s Board of Directors. Under these “double trigger” change of control agreements, the CEO, CFO or key employee is entitled to certain payments and benefits if (1) there is a change of control and (2) within twelve months thereafter his employment is terminated, other than for cause or due to the death or disability or by the employee for good reason. If these events occur, (i) the CEO and CFO are each entitled to a severance payment equal to 100% of his then current annual base salary, continued benefits, and any earned or accrued bonus for the year in which the employee was terminated, and (ii) other key employees, depending upon the employee’s position at the company, are each entitled to a severance payment equal to 100% or 50% of his then current annual base salary, continued benefits, and any earned or accrued bonus for the year in which the employee was terminated. The change of control agreements also contain non-competition and similar covenants that remain in effect (a) for a period of twelve months for the CEO and CFO, and (b) for a period of twelve months or six months for other key employees, depending upon the employee’s position at the company.

The foregoing summary of the change of control agreements does not purport to be complete and is qualified in its entirety by reference to the form of change of control agreement, which is filed herewith as Exhibit 10.2.

Item 9.01                                           Financial Statements and Exhibits.

Exhibit No.	Description

10.1

Amendment to Amended and Restated Loan and Security Agreement, dated as of December 10, 2015, among Summer Infant, Inc. and Summer Infant (USA), Inc., as Borrowers, Summer Infant Canada, Limited and Summer Infant Europe Limited, as Guarantors, Certain Financial Institutions as Lenders and Bank of America, N.A. as Agent.

10.2	Form of Change of Control Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMER INFANT, INC.

Date: December 14, 2015	By:	/s/ William E. Mote, Jr.
William E. Mote, Jr.
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Amendment to Amended and Restated Loan and Security Agreement, dated as of December 10, 2015, among Summer Infant, Inc. and Summer Infant (USA), Inc., as Borrowers, Summer Infant Canada, Limited and Summer Infant Europe Limited, as Guarantors, Certain Financial Institutions as Lenders and Bank of America, N.A. as Agent.

10.2	Form of Change of Control Agreement.